UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2011

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As the Company previously disclosed in its Form 10-Q filed May 6, 2011, the mortgage debt relating to one of the Company’s joint venture portfolios matured in April 2011, and on May 4, 2011, the venture was notified by the lender that an event of default, due to the loan maturity, had occurred. The loan amount is $133.2 million and is collateralized by six communities in the venture. Since that time, the Company has entered into agreements with its current venture partner and a potential new venture partner that would effectuate the transfer of ownership of the six assets from the current venture to a new venture to be formed with the new venture partner. The creation of the new venture and the transfer to the new venture of ownership of the six assets is conditioned, among other things, on the new venture entering into a loan modification with the mortgage lender. The loan modification would, among other things, require a principal pay down by the Company and its potential new venture partner in exchange for a waiver of the maturity default and an extension of the loan’s maturity date. The Company and its potential new venture partner are documenting the arrangement with the mortgage lender, and we now believe that all significant business issues have been resolved. Closing of the loan modification is subject to completing definitive documentation and other customary closing conditions, which the Company expects to complete in the coming weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: July 27, 2011	By:	/s/ Mark S. Ordan
Name: Mark S. Ordan